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                                                                    Exhibit 99.1
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                                               For further information, contact:
                                                                 Michael D. Baer
                                                         Chief Financial Officer
                                                             Insmed Incorporated
                                                        (804) 828-6893, ext. 135



FOR IMMEDIATE RELEASE

                     Insmed Adopts Stockholder Rights Plan


RICHMOND, VA - (May 17, 2001) - Insmed Incorporated (Nasdaq: INSM) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of June 1, 2001 will receive rights to purchase shares of a new series of preferred stock.

The Rights Plan is designed to enable all Insmed stockholders to realize the full value of their investment if another company acquires Insmed. The adoption of the Rights Plan is intended as a means to protect against coercive takeover tactics and to improve Insmed's ability to negotiate with potential acquirers.

The rights will be distributed as a non-taxable dividend and will expire ten years from the date of adoption of the Rights Plan. The rights will be exercisable only if a person or group acquires 15 percent or more of Insmed's common stock. If a person acquires 15 percent or more of Insmed's common stock, all rights holders except the buyer will be entitled to acquire shares of Insmed common stock at a price equal to 50 percent of the then fair market value.
These provisions are intended to discourage acquisitions of 15 percent or more of Insmed's common stock without negotiations with the Board.

                                    - more -
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Adopts Stockholder Rights Plan
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The rights will trade with Insmed's common stock, unless and until they are separated upon the occurrence of certain future events. Insmed's Board of Directors may redeem the rights at a price of $.01 per Right prior to the time a person acquires 15 percent or more of Insmed's common stock.

A copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the discovery and development of pharmaceutical products for the treatment of diabetes and other conditions associated with insulin resistance. Further information is available at www.insmed.com.
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Statements included within this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those described herein. Risks and uncertainties include: product candidates may fail in the clinic or may not be successfully marketed; lack of financial resources to complete development of clinical candidates; and competing product.